EXHIBIT 10.1

ROCKSTAR MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective the 17th day of February, 2017, among PAYMEON, INC., a Nevada corporation (“PAYM” or the “Buyer”), Rockstar Acquisitions, LLC, a Florida limited liability company (“RSA”), VCVC, LLC, a Florida limited liability company (“VCVC”), EAC Management, LLC, a Florida limited liability company (“EAC”), JJM3, LLC, a Florida limited liability company “(JJM3”), RAW LLC, a Florida limited liability company (“RAW”), YellowTurtle Design, LLC, a Florida limited liability company (“YellowTurtle”), Erica Corkum, an individual (“Erica C”), Eric Corkum, an individual (“Eric C”), Jeannie Corkum, an individual (“Jeannie C”), Richard Laurin, an individual (“Laurin”), RVRM Holdings, LLC, a Connecticut limited liability company (“RVRM”) and Robert Ludwig, an individual (“Ludwig”).  Together RSA, VCVC, EAC, JJM3, RAW, YellowTurtle, Erica C, Eric C, Jeannie C, Laurin, RVRM and Ludwig are known as “Sellers.” The Buyer and the Sellers (including each legal entity and individual comprising the Sellers) are each a “Party” and both together are the “Parties.”

B AC K G R O U N D:

A.

The Buyer desires to acquire one hundred percent (100%) of the Membership Interests of Rockstar Acquisitions, LLC, a Florida limited liability company (the “RSA Membership Interests”).  The Sellers together own one hundred percent (100%) of the Membership Interests of RSA and desire to sell all right, title and interest to the RSA Membership Interests to Buyer in exchange for the Purchase Consideration (see Section 2 below) and the Buyer wishes to accept all right, title and interest to the RSA Membership Interests from Sellers.

B.

RSA is the holder of an exclusive License Agreement, as may be amended from time to time (collectively, the “License Agreement”) with Raw Energy Materials, Corp., a Florida corporation (“RAW Energy”).  Global Energy Sciences, LLC, a Florida limited liability company (“Global Energy”), is now the Licensor under the License Agreement based on a total assignment from RAW Energy to Global Energy.

C.

The License Agreement provides for, among other things, RSA’s exclusive license to use certain Intellectual Property and any related product names, trade dress, designs, logos and artwork owned by Global Energy, in connection with certain Licensed Products in a certain Licensed Territory (as the foregoing terms in this recital are defined in the License Agreement), subject to the terms and conditions set forth in the License Agreement.

D.

RSA owns a ten percent (10%) common stock interest in Raw Materials Corp, a Florida corporation (“RAW Materials), a related company of Global Energy.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Sale Agreement.  Subject to the terms and conditions of this Agreement and the RSA operating agreement, the Buyer agrees to purchase from the Sellers and the Sellers agree to sell the RSA Membership Interests to Buyer.  One hundred percent (100%) ownership of the RSA Membership Interests will be transferred by the Sellers to the Buyer on the Closing Date (defined below) free and clear of all liens, claims and encumbrances.

2.

Purchase Consideration.  The total Purchase Consideration to be paid by the Buyer to the Sellers for the purchase of the RSA Membership Interests is NINETY-FIVE MILLION FIVE HUNDRED THOUSAND (95,500,000) shares of PAYM restricted common stock.  The Purchase Consideration will be immediately and unconditionally issued to the Sellers in proportion to their pro rata membership interests in RSA, as shown on an Exhibit to this Agreement.

3.

Representations and Warranties of Sellers.  As an inducement to the Buyer to enter into this Agreement, the Sellers, to the best knowledge of the Sellers, represent and warrant to the Buyer that as of the date of this Agreement and the Closing Date [All representations and warranties from RSA are solely from its managing members on the date of this Agreement and the Closing Date]:

3.1.

Absence of Liabilities.  Except as detailed on Schedule 1, RSA currently has no debt, liability, obligation or commitment, absolute or contingent, known or unknown, relating to or connected with its operations or the License Agreement, which are due.

3.2.

Title to Membership Interests.  The Sellers own, possess and have good and marketable title to the RSA Membership Interests free and clear of all liens, leases, pledges, charges, encumbrances, equities, covenants, conditions, restrictions or claims of every nature and kind whatsoever.

3.3.

Legal Requirements.  The Sellers have all requisite power, authority and approvals to transfer ownership of the RSA Membership Interests.  RSA is in good standing with the State of Florida and has complied and will continue to comply with all applicable federal, state and local statutes, laws and regulations.

3.4.

Consents and Approvals.  Other than in compliance with the provisions of applicable laws, statutes and regulations, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation of the transactions contemplated by this Agreement.  The execution, delivery, performance and consummation of this Agreement does not and will not:  (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Sellers are a party or by which the Sellers are bound; (b) violate, conflict or constitute a breach of any law, statute, regulation or judicial or administrative order, award, judgment or decree to which the Sellers are a party or to which the Sellers are bound or subject; or (c) result in the creation or imposition of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatever, upon or affecting the Sellers.  The Sellers have consented to the sale of the RSA Membership Interests to Buyer and this Agreement, subject to the terms contained in this Agreement and the RSA operating agreement.

3.5.

Litigation.  There is no:  (a) action, suit or proceeding pending or threatened against the Sellers, RSA, or the RSA Membership Interests; or (b) proceeding, investigation, charges, audit or inquiry threatened or pending before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in an adverse effect on the Sellers, RSA or the RSA Membership Interests.

3.6.

Taxes.  There is no pending or known threatened claim against RSA for payment of any taxes arising from RSA’s operations.  RSA has not executed any waiver of any statute of limitations against assessments of taxes.

3.7.

Authority.  The Sellers have taken all necessary action(s) to authorize the execution, delivery and performance of this Agreement and have adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement is legal, valid and binding with respect to each of the Sellers and RSA, and is enforceable in accordance with its terms.  On execution, delivery and performance of this Agreement in accordance with its terms, the Buyer will own one hundred percent (100%) of the RSA Membership Interests free of all claims, liens, encumbrances and liabilities.

3.8.

Full Disclosure.  This Agreement, any schedule referenced in or attached to this Agreement, any document furnished by Sellers to the Buyer under this Agreement or any certification furnished by Sellers to the Buyer under this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make such statement, in the circumstances under which it was made, not misleading.  All of the representations, warranties and covenants in this Agreement from Sellers:  (a) are true and correct as of the date made; (b) will be true and correct as of the Closing Date; and (c) will survive and not be waived, discharged, released, modified, terminated or affected by any due diligence by the Buyer.  For purposes of this Agreement, when a statement is qualified by the phrase “to the best knowledge of the Seller(s),” such phrase means: (y) the actual knowledge of the Seller(s); and (z) the knowledge which the Seller(s), in the exercise of reasonable diligence, could obtain.

3.9

Due Diligence:  The Sellers are Accredited Investors (as such term is defined under the Securities Act of 1933, as amended) and have reviewed the public filings of PAYM, including PAYM’s annual report on Form 10-K for the year ended December 31, 2015 and PAYM’s most recent quarterly report on Form 10-Q for the period ended September 30, 2016.  The Seller(s) and their representatives, if any, have been given the opportunity to conduct satisfactory due diligence of PAYM, and have been given the opportunity to speak with PAYM management during their due diligence.

4.

Representations and Warranties of PAYM.  As an inducement to the Sellers to enter into this Agreement, the Buyer, to the best knowledge of the Buyer, represents and warrants to the Sellers that as of the date of this Agreement and the Closing Date:

4.1

Legal Requirements.  The Buyer has all requisite power, authority and approvals to purchase and acquire ownership of the RSA Membership Interests.  Buyer is in good standing with the State of Nevada and has complied and will continue to comply with all applicable federal, state and local statutes, laws and regulations.

4.2

Consents and Approvals.  Other than in compliance with the provisions of applicable laws, statutes and regulations, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation of the transactions contemplated by this Agreement.  The execution, delivery, performance and consummation of this Agreement does not and will not:  (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which the Buyer is a party or by which the

Buyer is bound; (b) violate, conflict or constitute a breach of any law, statute, regulation or judicial or administrative order, award, judgment or decree to which the Buyer is a party or to which the Buyer is bound or subject; or (c) result in the creation or imposition of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatever, upon or affecting the Buyer.  The Buyer has consented to the purchase and acquisition of the RSA Membership Interests from Sellers and this Agreement, subject to the terms contained in this Agreement and the RSA operating agreement.

4.3

Litigation.  There is no:  (a) action, suit or proceeding pending or threatened against the Buyer; or (b) proceeding, investigation, charges, audit or inquiry threatened or pending before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in an adverse effect on the Buyer.

4.4

Authority.  PAYM has taken all necessary action(s) to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement is legal, valid and binding with respect to PAYM and is enforceable in accordance with its terms.

4.5

Full Disclosure.  This Agreement, any schedule referenced in or attached to this Agreement, any document furnished by Buyer to the Sellers under this Agreement or any certification furnished by Buyer to the Sellers under this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make such statement, in the circumstances under which it was made, not misleading.  All of the representations, warranties and covenants in this Agreement from Buyer:  (a) are true and correct as of the date made; (b) will be true and correct as of the Closing Date; and (c) will survive and not be waived, discharged, released, modified, terminated or affected by any due diligence by the Sellers.  For purposes of this Agreement, when a statement is qualified by the phrase “to the best knowledge of the Buyer,” such phrase means: (y) the actual knowledge of the Buyer; and (z) the knowledge which the Buyer, in the exercise of reasonable diligence, could obtain.

5.

Conditions to Closing.  Prior to the Closing Date, the Buyer and Sellers will take all necessary steps to ensure the proper transfer of the RSA Membership Interests at closing in compliance with the operating agreement of RSA.

6.

The Closing.  This Agreement will be consummated at 12:00 Noon local time at the offices of PayMeOn, Inc. or such other mutually agreeable location in Fort Lauderdale, Florida on the later of the following dates (the “Closing Date”):  the first business day following the day on which the last of the conditions set forth in paragraph 5 hereof is satisfied or waived which in no event shall be later than February 17, 2017.

6.1.

The Buyer’s Deliveries.  On the Closing Date, the Buyer will deliver or cause to be delivered to the Sellers the following items (all documents will be duly executed and acknowledged where required):

6.1.1.

Payment.  The Purchase Consideration.

6.1.2.

Evidence of Authority.  Such corporate resolutions and other evidence of authority with respect to the Buyer as might be reasonably requested by the Sellers; and

6.1.3.

Additional Documents.  Such additional documents as might be reasonably requested by the Sellers to consummate this Agreement.

6.2.

Seller’s Deliveries.  On the Closing Date, the Sellers will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

6.2.1.

Assignment.  Bills of sale, assignments and conveyances reasonably acceptable to the Buyer necessary to convey to the Buyer all of the Sellers; right, title and interest in and to all of the RSA Membership Interests;

6.2.2.

Consent and Approval.  RSA’S managing members shall provide written consent and/or approval of the transfer of the RSA Membership Interests to Buyer; and

6.2.3.

Additional Documents.  Such additional documents as might be reasonably requested by the Buyer to consummate this Agreement.

7.

Indemnification.  The Parties agree to indemnify each other as follows:

7.1

Each Party agrees to indemnify, defend and hold harmless the other Party, and its parent company, affiliates, subsidiaries, officers, employees, directors, shareholders, members, representatives, agents, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against any claims, litigation, liabilities, losses, damages (including, without limitation, incidental, consequential, special and punitive), expenses (including, without limitation, reasonable attorney and paralegal fees and costs at all judicial levels including appellate proceedings), whether in tort, negligence, contract, strict liability or under any other legal theory, that may arise or be asserted against the Indemnified Parties based on the other Party’s breach of this Agreement, a violation of applicable laws and regulations, or fraud or misrepresentation, except such indemnity shall not apply if caused by the negligence, willful misconduct or omission of the Indemnified Parties.

7.2.

Limitation on Indemnification Obligations.  The Parties’ indemnification obligations pursuant to the provisions of this paragraph 7 are subject to the following limitations:

7.2.1.

Survival of Representations and Warranties.  No Party can recover under paragraph 7 unless a claim has been asserted by written notice, delivered to the other Party on or prior to the date that is 6 months after the Closing Date.

7.2.2.

Indemnification Cap.  No Party can recover under paragraph 7 an amount in excess of Twenty-Five Thousand Dollars ($25,000).  The foregoing limitation shall not apply to recovery for a breach under paragraphs 3 and 4 of this Agreement, fraud, misrepresentation, or any intentional or willful misconduct or omission by a Party.

7.3.

Other Remedies.  The remedies provided by this paragraph 7 are in addition to, and not in lieu of, such other remedies as may be available under applicable laws.  Without limitation, the Buyer and Sellers are entitled to enforce this Agreement by specific enforcement without the necessity of demonstrating inadequacy of damages or irreparable harm.

7.4.

Payment.  Claims for indemnification involving the payment of money will be paid within ninety (90) calendar days after written notification thereof.  Claims for indemnification involving amounts due to third parties will be promptly paid when due, subject to the right to contest the same in good faith.  Unpaid claims will incur interest at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal.

8.

Termination.  This Agreement may be terminated if an event of default under paragraph 9 below occurs which remains uncured after the curative period has expired.  In the event of termination, written notice thereof will be given to the other Party or Parties specifying the provision pursuant to which such termination is made.  Termination of this Agreement shall not relieve either Party of its liabilities accruing up to the time of termination and shall not prejudice the right of either Party to recover all monies then due, to enforce this Agreement, and to seek all remedies and damages, at law or in equity, under applicable law.

9.

Default.  If a Party fails to perform any obligation contained in this Agreement, the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance.  If such default shall continue for more than ten (10) calendar days after notice from the non-breaching Party, then the non-breaching Party may, at its option, terminate this Agreement by notice to that effect, but if that default cannot reasonably be cured within that cure period and a diligent effort has been commenced by the breaching Party within that cure period which is diligently prosecuted to completion, no default shall be deemed to exist; provided, however, if no cure has occurred,  the non-breaching Party will be entitled to exercise all remedies arising at law or in equity by reason of such default, including, without limitation, specific performance of this Agreement or any one or more of the provisions herein contained since money damages at law may not be an adequate remedy for a Party’s violation of this Agreement.

10.

Miscellaneous.  It is further agreed as follows:

10.1.

Time.  Time is of the essence of this Agreement.

10.2.

Notices.  Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by electronic mail to the Party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) calendar day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any Party might designate by written notice to the other Parties:

If to PAYM:
Attention: Chief Executive Officer 2599 N. FEDERAL HIGHWAY Fort Lauderdale, Fl 33305

To the Sellers:

SEE EXHIBIT A

10.3.

Representations and Warranties.  The respective representations and warranties of the Parties contained herein or in any certificates or other documents delivered on the Closing Date will not be deemed waived or otherwise affected by any investigation made by any Party hereto.  Each and every such representation and warranty will survive the Closing Date and will not be terminated or extinguished for a period of six months after the Closing Date notwithstanding any contrary provision in this Agreement or elsewhere, including any of the Other Documents (defined below).

10.4.

Cooperation.  Prior to and at all times following the execution of this Agreement the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

10.5.

Headings.  The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

10.6.

Entire Agreement.  This Agreement and any document executed in connection herewith on or after the date of this Agreement (the “Other Documents”) constitute the entire agreement between the Parties with respect to the subject matter hereof; totally replace any and all prior and contemporaneous understanding, representations, warranties or promises among the Parties; and there are no agreements, understandings, promises, warranties or representations except as set forth herein or in the Other Documents.

10.7.

Assignment.  It is agreed that the Parties may not assign, in whole or in part, such Party’s rights nor delegate such Party’s duties under this Agreement without the express prior written consent of the other Parties to this Agreement.  Notwithstanding the foregoing, the Buyer will be permitted to assign this Agreement for all or part of the RSA Membership Interests to a wholly owned subsidiary provided the Buyer remains fully liable for the performance of this Agreement.

10.8.

Amendment.  Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

10.9.

Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby.  It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

10.10.

Governing Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, regardless of any applicable principles of conflicts of law.

10.11.

Attorney Fees.  If any Party institutes an action or proceeding against any other Party arising from or relating to the provisions of this Agreement, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein, as determined by a court of competent jurisdiction, for the reasonable expenses of attorneys’ fees, court costs and disbursements incurred by the prevailing Party, at all judicial levels. The Parties agree that such litigation shall only be heard in state or federal court located in Broward County, Florida and each Party accepts that venue and waives any objections to that venue; and each Party further waives its right to a trial by jury.

10.12.

Waiver.  Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

10.13.

Counterpart Execution.  This Agreement may be executed in counterparts, including by electronic mail, each of which will be deemed an original document but all of which will constitute a single document. An electronic signature shall constitute an original.

10.14.

Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, heirs, successors and permitted assigns of the Parties.

10.15.

Construction.  This Agreement shall not be construed against the Party who drafted it since both Parties have substantially contributed to its content before it was executed by the Parties.

[Signature Pages Follow]

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by the Parties effective the date first above written.

PAYMEON, INC.

By:
Name:
Its:

SELLERS:

MANAGING MEMBERS: VCVC, LLC Vincent L. Celentano, Manager EAC Management, LLC Edward A. Cespedes, Manager

MEMBERS:

_______________________________________

RVRM HOLDINGS, LLC, RONALD LORICCO, JR., Authorized Member

RAW LLC, DONALD SMITH, MANAGER

YELLOWTURTLE DESIGN, LLC, ELINA JENKINS, MANAGER

RICHARD LAURIN

ROBERT LUDWIG

ERICA CORKUM

ERIC CORKUM

JEANNIE CORKUM

JJM3, LLC

JAMES J. McCABE, MANAGER

EXHIBIT A

MEMBERS OF RSA

VCVC, LLC, ATTN:  Vincent L. Celentano

Address:  900 Hillsboro Mile, Hillsboro Beach, Fl  33062

EAC Management, LLC, ATTN:  Edward A. Cespedes

Address:  5961 NE 18th Terrace, Ft. Laud., Fl  33308

RAW LLC

C/O Donald Smith, Manager

Address:  2681 NE 4th Avenue, Pompano Bch, Fl  33064

YELLOWTURTLE DESIGN, LLC

C/O Elina Jenkins, Manager

Address:  2681 NE 4th Avenue, Pompano Bch, Fl  33064

Richard Laurin

Address:  2681 NE 4th Avenue, Pompano Bch, Fl  33064

Robert Ludwig

Address:  2681 NE 4th Avenue, Pompano Bch, Fl  33064

Erica Corkum

20 Partridge Lane, Bedford, Nova Scotia, Canada  B4A0B3

Eric Corkum

224 Wyse Road, Dartmouth, Nova Scotia, Canada  B3A1M9

Jeannie Corkum

20 Partridge Lane, Bedford, Nova Scotia, Canada  B4A0B3

JJM3, LLC

1334 Avocado Isle, Fort Lauderdale, Fl  33315

RVRM Holdings, LLC

C/O Richard A. LoRicco, Jr., Manager

216 Crown Street, Suite 502

New Haven, Ct.  06510

EXHIBIT A – CONTINUED

Member	Units	% Ownership
RVRM Holdings, LLC	15,000,000	15.71%
Richard Laurin	7,500,000	7.85%
Robert Ludwig	7,500,000	7.85%
RAW, LLC	10,000,000	10.47%
Yellow Turtle, LLC	10,000,000	10.47%
VCVC, LLC	24,500,000	25.65%
EAC Management, LLC	11,250,000	11.78%
JJM3, LLC	3,500,000	3.67%
Erica Corkum	3,750,000	3.93%
Eric Corkum	1,250,000	1.31%
Jeannie Corkum	1,250,000	1.31%
Totals	95,500,000	100.00%

SCHEDULE I

NONE.